Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports First quarter 2022 Results

HOUSTON, TX, April 28, 2022 — NOV Inc. (NYSE: NOV) today reported first quarter 2022 revenues of $1.55 billion, an increase of 2 percent compared to the fourth quarter of 2021 and an increase of 24 percent compared to the first quarter of 2021. Net loss for the first quarter of 2022 was $50 million, or 3.2 percent of sales, which included $45 million of Other Items (see Corporate Information for additional details). Adjusted EBITDA (operating profit excluding depreciation, amortization, gain and loss on sales of fixed assets, and, when applicable, Other Items) increased sequentially to $103 million, or 6.7 percent of sales. See reconciliation of Adjusted EBITDA to Net Income (Loss).

“NOV’s financial results continued to improve through the first quarter of 2022, as the Company benefited from better execution and improving pricing,” stated Clay Williams, Chairman, President, and CEO. “Our teams more efficiently navigated through raw material shortages, freight disruptions, and inflation, which intensified in many areas during the quarter due to further lockdowns and the conflict in Eastern Europe. Higher commodity prices are prompting greater activity among producers, who are now faced with oilfield service constraints brought about by years of underinvesting. Two years of cost- and infrastructure-cutting through the pandemic lockdown and persistent supply chain disruptions are challenging the sector’s ability to add production quickly in response to the higher commodity prices.”

“Nevertheless, global oilfield activity is slowly rising with growing urgency, and this helped drive another quarter of strong orders for the Company with book-to-bill once again exceeding 100 percent. While NOV has a ways to go to achieve our desired financial results, the first quarter demonstrated clear, continued progress. With our innovative portfolio of technology and products, global team of talented individuals and strong financial position, NOV stands ready to help the industry confront these challenges as we advance into the emerging oilfield up-cycle.”

Wellbore Technologies

Wellbore Technologies generated revenues of $608 million in the first quarter of 2022, an increase of 6 percent from the fourth quarter of 2021 and an increase of 47 percent from the first quarter of 2021. Operating profit was $39 million, or 6.4 percent of sales, and included $23 million of Other Items. Adjusted EBITDA increased $13 million sequentially and $67 million from the prior year to $101 million, or 16.6 percent of sales. Growing global drilling activity, a better sales mix, and improved pricing, partially offset by ongoing supply chain related challenges, drove the improvement in results.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $530 million in the first quarter of 2022, a decrease of 3 percent from the fourth quarter of 2021 and an increase of 21 percent from the first quarter of 2021. Operating loss was $22 million, or 4.2 percent of sales, and included $16 million in Other Items. Adjusted EBITDA increased $8 million sequentially and $14 million from the prior year to $10 million, or 1.9 percent of sales. Despite the improvement in adjusted EBITDA margins, the segment remains challenged by continuing supply chain issues and operational disruptions in shipyards.

New orders booked during the quarter totaled $339 million, representing a book-to-bill of 110 percent when compared to the $308 million of orders shipped from backlog. As of March 31, 2022, backlog for capital equipment orders for Completion & Production Solutions was $1.36 billion, an increase of 6 percent from the fourth quarter of 2021 and an increase of 68 percent from the first quarter of 2021.

Rig Technologies

Rig Technologies generated revenues of $441 million in the first quarter of 2022, an increase of 2 percent from both the fourth quarter of 2021 and the first quarter of 2021. Operating profit was $11 million, or 2.5 percent of sales, and included $6 million of Other Items. Adjusted EBITDA increased $15 million sequentially and $23 million from the prior year to $36 million, or 8.2 percent of sales. A more favorable sales mix, cost savings initiatives, and improved pricing drove the improvement in profitability.

New orders booked during the quarter totaled $236 million, representing a book-to-bill of 124 percent when compared to the $190 million of orders shipped from backlog. The segment also recorded a positive $80 million adjustment to backlog, primarily related to contractual inflationary price index adjustments. As of March 31, 2022, backlog for capital equipment orders for Rig Technologies was $2.89 billion.

Corporate Information

During the first quarter, the Company recognized $45 million of Other Items due primarily to impairment and other charges associated with the Company's operations in Russia, Belarus and Ukraine, and restructuring costs, net of related credits. See reconciliation of Adjusted EBITDA to Net Income (Loss).

As of March 31, 2022, the Company had total debt of $1.71 billion, with $2.00 billion available on its primary revolving credit facility, and $1.41 billion in cash and cash equivalents.

Significant Achievements

NOV was awarded a large equipment package for a new wind power installation vessel. This award, which includes a jacking system, heavy-lift crane, and a special barge handling system, is part of an innovative concept that is expected to improve offshore wind farm economics by using a specially designed feeder barge system that will improve installation process efficiencies by up to 30% compared to conventional vessels. The Jones Act compliant solution is contracted to operate in U.S. waters.

NOV conducted successful trials of surface automation technology with two major national oil company customers in the Middle East. Both trials utilized NOV’s NOVOS drilling automation platform in combination with MDTotco’sTM KaizenTMdrilling optimization AI-based application and set drilling time field records, yielding an average 35% reduction in days-to-drill in comparison to offset wells.

NOV’s MPowerDTM managed pressure drilling (MPD) product line, augmented by the recent acquisition of AFGlobal’s Advanced Drilling SystemsTM business, rapidly expanded its market presence during the first quarter. NOV installed and commissioned an MPD upgrade package integrated with the Company's NOVOSTM drilling system for a deepwater rig preparing to go back to work in Latin America. NOV also delivered an MPD package for a deepwater rig operated by an international drilling contractor in the Gulf of Mexico. Additionally, NOV helped drill the first well on an offshore jack-up rig in Norway utilizing NOV’s J-SeriesTM rotating control device (RCD) and MPD manifold integrated with the NOVOS operating system, drilling two-hole sections that required MPD capability at a cost and pace that exceeded customer expectations.

NOV partnered with a large Asian shipyard to secure a contract for a pre-Front End Engineering and Design (pre-FEED) study for a European energy major aiming to develop floating wind power projects in South Korea with NOV’s proprietary Tri-Floater and mooring designs. This pre-FEED award positions NOV to participate in the upcoming FEED study and to compete for the eventual 1.6-gigawatt project planned by the South Korean government, which intends to increase the amount of renewable power to 20 percent of total domestic energy generation as part of its Renewable Energy 2030 plan.

NOV received a major order for Fiberspar™ 6-inch reinforced thermoplastic pipe 1500-series product from an engineering services provider for Phase B of the Northern Arabia unconventional gas field development in Turaif, Saudi Arabia. This is the third major order of NOV's premium pipe product for this development, reaffirming the close technical and working collaboration between the customer and NOV.

NOV received significant bookings for its recently launched Mach 1™ Horizontal Pumping System (HPS). Each Mach 1 HPS is designed to extend operational life, reduce maintenance, and offer flexible, easy deployment in unpredictable site conditions. Pre-wired with NOV's GoConnect™ equipment monitoring solution and Guardian™ automation and control, this pump gives operators the ability to capture, visualize, and analyze data in real-time, monitor conditions, and automate flow to enhance site safety and optimize production.

NOV received multiple orders for the Valkyrie™ abandonment system from an oil and gas production company in the Netherlands for onshore decommissioning projects. Using high-frequency hydraulic pulses, the Valkyrie abandonment system creates a permanent, high-quality cement bond that allows operators to abandon wells safely and efficiently. The protective barrier reduces the amount of pipe that operators must retrieve from the well, creates a positive environmental impact, and minimizes costs without sacrificing the integrity of the abandoned well.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2022 results on April 29, 2022 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Revenue:
Wellbore Technologies	$608	$413	$576
Completion & Production Solutions	530	439	549
Rig Technologies	441	431	431
Eliminations	(31)	(34)	(39)
Total revenue	1,548	1,249	1,517
Gross profit	214	156	202
Gross profit %	13.8%	12.5%	13.3%

Selling, general, and administrative	235	244	217
Operating loss	(21)	(88)	(15)
Interest and financial costs	(19)	(20)	(19)
Interest income	1	2	2
Equity income (loss) in unconsolidated affiliates	6	(4)	1
Other income (expense), net	(2)	(10)	2
Loss before income taxes	(35)	(120)	(29)
Provision (benefit) for income taxes	14	(6)	14
Net loss	(49)	(114)	(43)
Net income (loss) attributable to noncontrolling interests	1	1	(3)
Net loss attributable to Company	$(50)	$(115)	$(40)
Per share data:
Basic	$(0.13)	$(0.30)	$(0.10)
Diluted	$(0.13)	$(0.30)	$(0.10)
Weighted average shares outstanding:
Basic	387	385	387
Diluted	387	385	387

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,406	$1,591
Receivables, net	1,465	1,321
Inventories, net	1,440	1,331
Contract assets	433	461
Prepaid and other current assets	205	198
Total current assets	4,949	4,902

Property, plant and equipment, net	1,806	1,823
Lease right-of-use assets	522	537
Goodwill and intangibles, net	2,020	2,030
Other assets	256	258
Total assets	$9,553	$9,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$643	$612
Accrued liabilities	807	778
Contract liabilities	403	392
Current portion of lease liabilities	93	99
Current portion of long-term debt	5	5
Accrued income taxes	28	24
Total current liabilities	1,979	1,910

Lease liabilities	568	576
Long-term debt	1,709	1,708
Other liabilities	287	292
Total liabilities	4,543	4,486

Total stockholders’ equity	5,010	5,064
Total liabilities and stockholders’ equity	$9,553	$9,550

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(49)	$(114)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	74	79
Working capital and other operating items, net	(128)	8
Net cash used in operating activities	(103)	(27)

Cash flows from investing activities:
Purchases of property, plant and equipment	(46)	(49)
Other	(3)	(2)
Net cash used in investing activities	(49)	(51)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	1	17
Cash dividends paid	(20)	—
Other	(17)	(20)
Net cash used in financing activities	(36)	(3)
Effect of exchange rates on cash	3	(4)
Decrease in cash and cash equivalents	(185)	(85)
Cash and cash equivalents, beginning of period	1,591	1,692
Cash and cash equivalents, end of period	$1,406	$1,607

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income (Loss) to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Operating profit (loss):
Wellbore Technologies	$39	$(14)	$50
Completion & Production Solutions	(22)	(17)	(16)
Rig Technologies	11	(8)	1
Eliminations and corporate costs	(49)	(49)	(50)
Total operating profit (loss)	$(21)	$(88)	$(15)

Other items, net:
Wellbore Technologies	$23	$4	$2
Completion & Production Solutions	16	(2)	2
Rig Technologies	6	3	3
Corporate	—	2	1
Total other items	$45	$7	$8

(Gain)/Loss on Sales of Fixed Assets:
Wellbore Technologies	$2	$2	$(3)
Completion & Production Solutions	—	—	—
Rig Technologies	1	—	—
Eliminations and corporate costs	2	—	4
Total (gain)/loss on sales of fixed assets	$5	$2	$1

Depreciation & amortization:
Wellbore Technologies	$37	$42	$39
Completion & Production Solutions	16	15	16
Rig Technologies	18	18	17
Corporate	3	4	3
Total depreciation & amortization	$74	$79	$75

Adjusted EBITDA:
Wellbore Technologies	$101	$34	$88
Completion & Production Solutions	10	(4)	2
Rig Technologies	36	13	21
Eliminations and corporate costs	(44)	(43)	(42)
Total Adjusted EBITDA	$103	$—	$69

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(50)	$(115)	$(40)
Noncontrolling interests	1	1	(3)
Provision (benefit) for income taxes	14	(6)	14
Interest expense	19	20	19
Interest income	(1)	(2)	(2)
Equity (income) loss in unconsolidated affiliate	(6)	4	(1)
Other (income) expense, net	2	10	(2)
(Gain)/Loss on Sales of Fixed Assets	5	2	1
Depreciation and amortization	74	79	75
Other items, net	45	7	8
Total Adjusted EBITDA	$103	$—	$69